Exhibit (a)(5)

Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of
RUBICON MEDICAL CORPORATION
at
$1.50 Net Per Share in Cash

together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash if certain milestones are achieved by
NEMO I ACQUISITION, INC.
a wholly owned subsidiary of
BOSTON SCIENTIFIC CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, JUNE 1, 2005, UNLESS THE OFFER IS EXTENDED.

May 3, 2005

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase, dated May 3, 2005 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Nemo I Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), to purchase any and all of the shares of common stock, par value $0.001 per share ("Shares") of Rubicon Medical Corporation, a Delaware corporation (the "Company"), that are issued and outstanding for $1.50 per Share, net to the seller in cash, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if certain milestones relating to the Company's embolic protection filter device and similar products (the "Milestones") are achieved (the "Additional Payments"), upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

        1.     The tender price is $1.50 per Share, net to you in cash, without interest, together with the right to receive the Additional Payments, without interest, if the Milestones are achieved.

        2.     The Offer is being made for any and all outstanding Shares.

        3.     The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and in the best interests of, the holders of Shares, has approved and declared advisable the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        4.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, Wednesday, June 1, 2005, unless the Offer is extended.

        5.     The Offer is subject to certain conditions that are set forth in the Offer to Purchase.

        6.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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Instructions with Respect to the Offer to Purchase for Cash

Any and All Outstanding Shares
of
RUBICON MEDICAL CORPORATION

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 3, 2005, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Nemo I Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation, to purchase any and all of the shares of common stock, par value $0.001 per share ("Shares"), of Rubicon Medical Corporation, a Delaware corporation, that are issued and outstanding.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:	, 2005

PLEASE SIGN HERE

Number of Shares To Be Tendered:
Shares[1]	Signature(s)

Please type or print name(s)

Please type or print address
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

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Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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